EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCOPORATION

PACIFIC QUILT DESIGN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation")

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of PACIFIC QUILT DESIGN, INC. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED that Article 1 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is VIBRO-TECH INDUSTRIES, INC.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in
Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That such amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, PACIFIC QUILT DESIGN, INC., has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Myrl Tapungot, its President, and Marilyn Tapungot, its Secretary, this 6th day of November, 1997.

/s/ Myrl Tapungot
---------------------------
Myrl Tapungot, President


/s/ M. Tapungot
---------------------------
Marilyn Tapungot, Secretary

State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 AM 11/14/1997
971390013-2756946